Exhibit 4.13

FINANCIAL CONSULTING AGREEMENT

            This Agreement is made and entered into as of the 1st day of February, 2007 (the "Effective Date") between EPOCH FINANCIAL GROUP, INC. ("Consultant"), having offices at 5 Concourse, Suite 3000, Atlanta, Georgia 30328, and URANIUM ENERGY CORP. ("Company"), having offices at 9801 Anderson Mill Road, Suite 230, Austin, TX 78750.

            In consideration of the mutual promises made herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

            1.          Engagement. The Company hereby engages the Consultant to render financial consulting advice to the Company upon the terms and conditions set forth herein.

                          It is understood and acknowledged by the parties that the value of the Consultant's advice is not susceptible of quantification and that, although the Consultant shall be obligated to render the advice contemplated by this Agreement upon the reasonable request of the Company, the Consultant shall not be obligated to spend any specific amount of time in so doing. Further, in rendering services under this Agreement the Consultant may use materials such as mailing lists which are proprietary and owned by the Consultant, which ownership the Company will acknowledge at the request of Consultant and will not attempt to contest.

                          The Consultant's duties will include:

                          (a)       Disseminating information about the Company to the investment community at large by means of one or more of the following;

    preparing fact sheets/research reports

    creating and maintaining shareholder databases

    designing and distributing investor packages

    orchestrating targeted mailings to the investment community distributing press releases and fact sheets

    initiating and maintaining financial media relations

    developing advertising programs to the financial community

                          (b)       Assisting in the Company's financial public relations and assisting to create investor awareness programs by means of one or more of the following;

    developing marketing strategies for the company to the investor and broker communities contacting retail sales managers/stockholders and analysts contacting mutual fund, portfolio and pension fund managers contacting financial publication writers

    establishing stockbroker lead programs

                          (c)       Arranging, on behalf of the Company, at appropriate times, meetings with securities analysts, stock brokers and portfolio managers on a one to one and conference basis for the purpose of public exposure of the Company, and not for capital raising purposes;

                          (d)       Rendering advice as requested with regard to the following internal operations:

    the formation of corporate goals and their implementation

    the Company's financial structure and its divisions or subsidiaries corporate organization and personnel.

                          (e)       Rendering advice with regard to the following corporate finance matters as requested:

    changes in the capitalization of the Company

    changes in the Company's corporate structure

    redistribution of shareholdings of the Company's stock

    offerings of securities in public and private transactions alternative uses of corporate assets

    structure and use of debt

    sales of stock by insiders pursuant to Rule 144 or otherwise

                          The Consultant also will render other financial consulting services as mutually agreed upon by the Consultant and the Company from time to time.

            2.          Compensation.

                          For the services rendered by the Consultant to the Company under Section 1 of this Agreement, the Company will pay the following fees:

                          (a)       From the Effective Date and during each month during the Initial Term (as hereinafter defined) and continuance of this Agreement, the Consultant will be paid Six Thousand Five Hundred (U.S. $6,500) Dollars, payable in advance, on the first business day of each such month (the "Fee").

                          (b)       From the Effective Date and during the Initial Term (as hereinafter defined) and continuance of this Agreement, and on the first business day of each such month during the Initial Term and during the continuance of this Agreement, the Company shall issue to the order and direction of the Company 2,500 restricted common shares from the treasury of the Company (collectively, the "Shares"), which Shares will issued to the Consultant, as an accredited investor, in accordance with the appropriate exemption contained under the United States Securities Act of 1933, as amended.

            3.          Expenses. In addition to the Fees payable and Shares issuable under Section 2 of this Agreement for consulting services, the Company will also reimburse the Consultant for all pre-approved and reasonable travel and out-of-pocket expenses incurred in connection with the services performed by Consultant pursuant to this Agreement during the Initial Term and during the continuance of this Agreement promptly after submission to the Company of appropriate evidence of such pre-approved expenses.

            4.          Company Covenants. The Company covenants and agrees to furnish to the Consultant disclosure and filing materials, financial statements, business plans, promotional materials, annual reports and press releases; all of which must already form and be a part of the Company's public record and existing regulatory filings.

            5.          Company Representations. The Company hereby represents and warrants that all opinions and advice (written or oral) given by Consultant to the Company in connection with Consultant's engagement are intended solely for the benefit and use of the Company in considering the transaction to which they relate, and the Company agrees that no person or entity other than the Company shall be entitled to make use of or rely upon the advice of the Consultant to be given hereunder, and no such opinion or advice shall be used for any manner or for any purpose, nor may the Company make any public references to the Consultant, or use the Consultant's name in any annual reports or any other reports or releases of the Company, without the Consultant's prior written consent.

            6.          Company Information. The Company recognizes and confirms that, in advising the Company hereunder, the Consultant will use and rely on data, material and other information furnished to the Consultant by the Company, without independently verifying the accuracy, completeness or veracity of same. The Consultant may, with the prior written approval of the Company, disseminate through the use of the media and advertisement the Company data, material or other furnished information and any research reports about the Company to order to attract potential investors as well as the brokerage community.

            7.          Confidentiality. The Consultant will hold in confidence any confidential information which the Company provides to the Consultant pursuant to this Agreement which is designated by an appropriate stamp or legend as being confidential. Notwithstanding the foregoing, the Consultant shall not be required to maintain confidentiality with respect to information: (i) which is or becomes part of the public domain not due to the breach of this Agreement by Consultant; (ii) of which it had independent knowledge prior to disclosure; (iii) which comes into the possession of the Consultant in the normal and routine course of its own business from and through independent non-confidential sources; or (iv) which is required to be disclosed by the Consultant by applicable laws, rules or regulations. If the Consultant is requested or required to disclose any confidential information supplied to it by the Company, the Consultant shall, unless prohibited by law, promptly notify the Company of any such request so that the Company may seek an appropriate protective order.

            8.          Business Activities. The Company acknowledges that the Consultant or its affiliates are in the business of providing financial services and consulting advice to others. Nothing herein contained shall be construed to limit or restrict the Consultant in conducting any such business with others, or in rendering such advice to others, as long as the Consultant, while retained by the Company hereunder, continues to act in good faith and in the best interests of the Company at all times.

            9.          Initial Term and Renewal. The initial term of this Agreement (the "Initial Term") is for a period of 12 months commencing on the Effective Date hereof. Notwithstanding any other provision of this Agreement, this Agreement may be terminated by either party hereto at any time after the Effective Date and during the Initial Term and during the continuance of this Agreement upon that parties' delivery to the other party of prior written notice of its intention to do so (the "Notice of Termination" herein) at least 30 calendar days prior to the effective date of any such termination (the end of such 30-day period from such Notice of Termination being the "Effective Termination Date" herein). In any such event the Consultant's ongoing obligation to provide its advice and services hereunder will continue only until the Effective Termination Date and the Company's ongoing obligation to pay and to provide the Consultant the Fees, Shares and expenses otherwise payable and issuable under Sections 2 and 3 hereinabove will continue only until the Effective Termination Date.

                          Subject at all times to the foregoing provision and Initial Term, this Agreement shall renew automatically if not specifically terminated in accordance with the following provisions. The Company agrees to notify the Consultant in writing at least 30 calendar days prior to the end of the Initial Term of its intent not to renew this Agreement (the "Company's Non-Renewal Notice"). Should the Company fail to provide a Company's Non-Renewal Notice then this Agreement shall automatically renew on a month-to-month term renewal basis after the Initial Term until otherwise specifically renewed in writing by each of the parties hereto for the next one-month term of renewal or, otherwise, terminated upon delivery by the Company of a corresponding and follow-up 30 calendar day Company's Non-Renewal Notice in connection with and within 30 calendar days prior to the end of any such one-month term renewal period. Any such renewal on a one-month basis shall be on the same terms and conditions contained herein unless modified and agreed to in writing by the Parties in advance.

            10.        Indemnity. Each party hereto agrees to indemnify and hold harmless the other party hereto, together with its respective directors, officers, employees, agents, representatives and controlling persons (each an "Indemnified Person"), from and against any and all losses, claims, damages, liabilities, costs and expenses of or resulting from any suits, actions, investigations or other proceedings and , including, without limitation, reasonable attorneys' fees and expenses, as and when incurred (collectively, the "Damages"), if such Damages were, directly or indirectly, caused by, related to, based upon or arising out of the terms and conditions of this Agreement or the services and compensation rendered or payable hereunder, so long as the Indemnified Person shall not have engaged in any intentional or willful misconduct, or shall have acted grossly negligent, in connection with the matter, services or compensation provided which form the basis of the claim for indemnification from the Indemnified Person hereunder. This paragraph shall survive the termination of this Agreement.

            11.        Independent Contractor. The Consultant shall perform its services hereunder as an independent contractor and not as an employee or agent of the Company or any affiliate thereof. The Consultant shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be expressly agreed to by the Company in writing from time to time.

            12.        Cooperation. The parties agree to execute and deliver such documents and instruments, whether expressly provided for herein or not, as may be necessary or appropriate to effectuate any of the provisions of this Agreement.

            13.        Miscellaneous. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. No provision of this Agreement may be amended, modified or waived, except in a writing signed by both parties. If any provision of this Agreement be invalid or unenforceable, the remainder of the Agreement or the application of the provision to persons or circumstances other than those as to which it is held invalid or unenforceable, will not be affected thereby, and each provision of this Agreement will be valid and be enforced to the fullest extent permitted by law. This Agreement shall be binding upon and inure to the benefit of each of the parties and their respective successors, legal representatives and assigns. This Agreement may be executed in counterparts. Notices under this Agreement will be sufficient if in writing and sent by certified mail to the address of the recipient stated above and will be deemed given on the date it is placed, postage prepaid in a depository of the United States mail. In the event of any dispute under this Agreement, then and in such event, each party agrees that the same shall be submitted to the American Arbitration Association ("AAA"), in the City of Atlanta, for its decision and determination in accordance with its rules and regulations then in effect. Each of the parties agrees that the decision and/or award made by the AAA may be entered as judgment of the Courts or the State of Georgia, and shall be enforceable as such. This Agreement shall be construed and enforced in accordance with the laws of the State of Georgia, without giving effect to conflict of laws. The prevailing party in any action or proceeding brought to enforce or otherwise recover under this agreement will be entitled to an award of all reasonable attorneys' fees and expenses incurred in connection therewith.

                          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.
EPOCH FINANCIAL GROUP, INC. /s/ J. Todd Atenhan By:______________________________ Name: J. Todd Atenhan Title: President	URANIUM ENERGY CORP. /s/ Amir Adnani By:__________________________________ Name: Amir Adnani Title: CEO and President

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